Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, Class W Shares and Class P Shares

Supplement dated April 23, 2026 to the

Prospectuses and Statement of Additional Information (“SAI”), each dated January 28, 2026

Effective immediately, John Papadoulias will no longer serve as a portfolio manager for the Fund. Additionally, effective immediately, Igor Ostrowski will begin serving as a portfolio manager for the Fund. Kristin Kuney and Abhinav Zutshi will continue to serve as portfolio managers for the Fund.

Accordingly, effective immediately, the Fund’s disclosures are modified as follows:

All references to Mr. Papadoulias in the Prospectuses and SAI are deleted in their entirety.

The following row is added to the table under the “Investment Team” subsection of the “Management of the Fund” section of the Prospectuses:

Name and Title	Fund Responsibility	Years Primarily Responsible	Five-Year Employment History
Igor Ostrowski Managing Director	Portfolio Manager— Goldman Sachs Real Estate Diversified Income Fund	Since 2026	Mr. Ostrowski joined the Investment Adviser in 2008. He is a member of XIG.

This Supplement should be retained with your Prospectuses and SAI for future reference.

REDIFMGRSTK 04-26